For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

ORBITAL REPORTS SECOND QUARTER 2003
FINANCIAL RESULTS

Operational and Financial Highlights

•	Second Quarter Results Meet Preliminary Estimates; Full-Year Financial Guidance Reaffirmed
•	Core Launch Vehicle and Satellite Businesses Post Solid Revenue and Operating Income Increases
•	Company Completes Two Major Financing Transactions, Reducing Interest Expense and Increasing Credit Availability
•	Orbital Carries Out Ten Space Missions for Eight Customers in the First Half of the Year, All With 100% Success

(Dulles, VA 22 July 2003) – Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the second quarter of 2003, reporting revenues of $158.4 million, up 17% over second quarter 2002 revenues of $135.4 million. Orbital also reported second quarter 2003 operating income of $1.5 million, compared to $7.2 million in the second quarter of 2002. As anticipated, the company reported a net loss for the second quarter of $4.6 million, or $0.10 loss per share, compared to net income of $5.4 million, or $0.12 per share, in the second quarter of last year. Free cash flow* for the second quarter of 2003 was positive $16.3 million, $25.0 million better than free cash flow of negative $8.7 million in the second quarter of 2002.

Commenting on the quarter’s results, Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer, said, “As we discussed when we issued preliminary estimates in mid-June, the second quarter was characterized by solid growth in revenues and operating margins in our core launch vehicle and satellite businesses. Offsetting that strong performance were disappointing results from our non-core electronic systems business, which provides transportation management systems to public transit agencies. For several months, we have pursued an aggressive corrective action plan that we expect will result in improved performance in electronic systems in the second half of the year.”

Mr. Thompson continued his remarks, stating, “With the recent completion of two major financial transactions that have substantially improved our debt structure, Orbital is well positioned for a strong second half of 2003, with significantly lower interest expense, continued solid performance in our core businesses and expected improvements in our non-core electronic systems business.”

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Financial Highlights

Summary financial results were as follows ($ in millions, except per share data):

	Quarter Ended June 30,
	2003	2002

Consolidated Revenues	$158.4	$135.4
Gross Profit	21.5	23.1
Operating Income	1.5	7.2
Net Income (Loss)	(4.6)	5.4
Net Income (Loss) per Share	$(0.10)	$0.12

	Six Months Ended June 30,
	2003	2002

Consolidated Revenues	$295.1	$256.1
Gross Profit	47.7	43.0
Operating Income	10.8	12.4
Net Income (Loss) from Continuing Operations	(1.2)	7.8
Net Loss	(1.2)	(6.0)
Net Loss per Share	$(0.03)	$(0.14)

Revenues

Orbital’s quarterly revenues rose 17%, from $135.4 million in last year’s second quarter to $158.4 million in this year’s second quarter. The revenue increase was driven by substantial growth in the company’s two core businesses – the launch vehicle and advanced programs segment, which was up 34%, and the satellite and related space systems segment, which grew by 22%. The increase in launch vehicle revenues was largely due to Orbital’s missile defense interceptor vehicle program under a multi-year contract with The Boeing Company. The increase in satellite and related space systems revenues was primarily attributable to increased revenue in the company’s geosynchronous (GEO) satellite product line as well as its science and technology satellite product line. These increases were partially offset by decreased revenues in the electronic systems segment, which was in large part due to increases in the estimated costs to complete certain transportation management systems (TMS) contracts.

Orbital reported $295.1 million in revenues during the first six months of 2003, up 15% over 2002 revenues of $256.1 million during the same period. This increase was primarily driven by growth in the company’s launch vehicle and advanced programs segment, largely due to Orbital’s missile defense interceptor vehicle program. Core business growth was partially offset by decreased revenues in the electronic systems segment, as described above.

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Revenues by segment were as follows ($ in millions):

	Quarter Ended June 30,
	2003	2002

Launch Vehicles and Advanced Programs	$85.2	$63.8
Satellites and Related Space Systems	68.8	56.5
Electronic Systems	6.0	16.0
Eliminations	(1.6)	(0.9)

Total Revenues	$158.4	$135.4

	Six Months Ended June 30,
	2003	2002

Launch Vehicles and Advanced Programs	$165.7	$108.4
Satellites and Related Space Systems	117.4	117.3
Electronic Systems	15.2	32.0
Eliminations	(3.2)	(1.6)

Total Revenues	$295.1	$256.1

Operating Income

Orbital reported operating income of $1.5 million in the second quarter of 2003, compared to $7.2 million in the second quarter of 2002. This decrease was the result of degradation in operating margins on TMS programs in the electronic systems segment together with ORBIMAGE settlement charges recorded in 2003, partially offset by improved operating margins in both the launch vehicle and advanced programs segment and the satellite and related space systems segment. The improved operating results in launch vehicles and advanced programs were largely driven by increased operating income in the space launch vehicle product line, while the improved operating results in satellite and related space systems were primarily attributable to increased profit margins in the GEO satellite product line.

During the second quarter of 2003, Orbital recorded a $3.5 million charge in connection with the company’s settlement agreement with ORBIMAGE. The settlement charge included $1.0 million of expected delay penalties associated with the OrbView-3 satellite that are provided for in the agreement and a final $2.5 million settlement payment that was recorded upon the launch of the satellite. In accordance with the terms of the settlement agreement, all litigation claims were dismissed and mutual releases became effective upon launch of the OrbView-3 satellite in late June.

Operating income for the first six months of 2003 was $10.8 million, compared to $12.4 million for the same period in 2002. This decrease was largely attributable to the same factors described above for the second quarter results, offset partially by increased year-to-date operating income from the missile defense interceptor vehicle program.

Operating income by segment was as follows ($ in millions):

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	Quarter Ended June 30,
	2003	2002

Launch Vehicles and Advanced Programs	$8.6	$5.7
Satellites and Related Space Systems	3.2	0.2
Electronic Systems	(6.8)	1.6
Corporate and Other	(3.5)	(0.3)

Total Operating Income	$1.5	$7.2

	Six Months Ended June 30,
	2003	2002

Launch Vehicles and Advanced Programs	$17.8	$9.9
Satellites and Related Space Systems	5.9	0.3
Electronic Systems	(8.4)	2.9
Corporate and Other	(4.5)	(0.7)

Total Operating Income	$10.8	$12.4

Net Income

Orbital’s net loss for the second quarter of 2003 was $4.6 million, or a loss of $0.10 per share, compared to net income of $5.4 million, or income of $0.12 per share, in the second quarter of 2002. The decrease in net income was due primarily to the reduction in operating income as described above, together with a $3.4 million increase in interest expense as compared to the same period of 2002. The increase in interest expense was the result of higher interest rates on the company’s borrowings together with increased amortization of debt discount and debt issuance costs. As further discussed below, Orbital’s 12% notes were refinanced in July 2003, which is expected to substantially reduce interest expense in future periods.

Net loss for the first six months of 2003 was $1.2 million, or $0.03 per share, compared to net loss of $6.0 million, or $0.14 per share, for the same period in 2002. The improvement in the net loss was primarily the result of a $13.8 million goodwill impairment charge related to the adoption of SFAS No. 142 in 2002, partly offset by a $6.4 million increase in interest expense and lower operating income in 2003. The increase in interest expense and the reduction in operating income are attributable to the same factors described above for the second quarter.

Cash Flow and Financing Transactions

As of June 30, 2003, Orbital’s unrestricted cash balance was $71.8 million. The company had positive free cash flow* of $16.3 million in the second quarter of 2003, compared with negative free cash flow of $8.7 million in the second quarter of 2002. Free cash flow for the first six months of this year was $27.6 million, an increase of $58.9 million over free cash flow of negative $31.3 million in the first half of last year.

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The following table provides summary information on the company’s cash flow and debt position for the second quarter and first six months of 2003 ($ in millions):

	Quarter Ended	Six Months Ended
	June 30, 2003	June 30, 2003

Net Cash Provided by Operating Activities	$18.8	$31.7
Capital Expenditures	(2.5)	(4.1)

Free Cash Flow*	16.3	27.6

Repayment of Debt	(0.4)	(1.0)
Proceeds from Issuance of Common Stock	1.5	1.8

Net Increase in Cash	17.4	28.4

Beginning Cash Balance	54.4	43.4

Ending Cash Balance	71.8	71.8

Beginning Total Debt	117.3	116.8
Ending Total Debt	$117.9	$117.9

Summary balance sheet data as of June 30, 2003 is as follows ($ in millions):

Assets		Liabilities and Equity

Cash and Equivalents	$71.8	Short-Term Debt	$1.9
Other Current Assets	138.1	Other Current Liabilities	106.0
Property and Equipment (Net)	85.0	Long-Term Debt	116.1
Goodwill (Net)	95.3	Other Non-Current Liabilities	43.6
Other Assets	16.8	Stockholders' Equity	139.4

Total Assets	$407.0	Total Liabilities and Equity	$407.0

As announced in early July 2003, Orbital recently closed two financing transactions to replace the company’s previously existing debt structure. Orbital issued $135 million of new 9% Senior Notes due 2011, the net proceeds of which are being used, together with cash on hand, to repurchase and redeem Orbital’s existing $135 million, 12% second priority secured notes due 2006. Orbital also replaced its existing revolving line of credit with a four-year, $50 million revolving credit facility with Bank of America serving as the lead arranger in a syndicated line of credit. The new arrangements provide Orbital with lower interest rates, longer-term maturities, improved terms and increased borrowing availability. The company estimates that its annual interest expense, including amortization of debt discount and deferred financing costs, will be reduced by approximately 45%, or more than $11 million per year, as a result of the new debt structure.

In connection with the retirement of Orbital’s 12% second priority secured notes and replacement of the company’s former revolving line of credit, the company expects to record debt extinguishment charge of approximately $39 million during the third quarter of 2003. The

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charges will include approximately $32 million of non-cash charges to write off unamortized debt discount and deferred financing costs.

New Business and Backlog Highlights

During the second quarter of 2003, Orbital received approximately $65 million in new firm and option contracts, bringing year-to-date total new orders to $580 million. In addition, the company received exercises of existing contract options valued at about $40 million, bringing year-to-date option conversions to $60 million. At June 30, 2003, the company’s firm backlog was approximately $640 million and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.57 billion.

Operational Highlights

In the second quarter, Orbital successfully carried out seven space missions. These missions included two launches of the company’s Pegasus rocket that carried a pair of Orbital-built satellites into low-Earth orbit, the GALEX satellite for NASA in April and the OrbView-3 satellite for ORBIMAGE in June. The company also delivered and deployed two GEO communications satellites in the second quarter, the Galaxy XII C-band satellite for PanAmSat in April and the BSAT-2c Ku-band satellite for B-SAT Corporation in June. Finally, Orbital supported a U.S. Government test of the Aegis missile defense system with a successful target vehicle launch in June. In the first six months of the year, Orbital carried out ten space missions for eight different customers, all with 100% success.

For the second half of the year, Orbital expects to carry out seven or eight more major space missions, including several launches of its missile defense boost vehicle and target rockets, additional launches of the company’s Pegasus and Taurus space launch vehicles, and other missions.

Full-Year Guidance Update

Orbital reaffirmed previous guidance with respect to full-year 2003 financial results, including revenues in the range of $560 to $580 million for the year. The company continues to expect a full-year operating income margin in the range of 6 to 7% of revenue; however, it anticipates the margin to be in the lower end of the range. As it announced in June, Orbital has increased its full-year free cash flow guidance by $5 million to a range of $25 to $35 million. The company continues to forecast year-end 2003 firm backlog in the range of $900 to $950 million.

Disclosure of Non-GAAP Measures

The following is provided as a definition of a non-GAAP (Generally Accepted Accounting Principles) measure (indicated by an asterisk*) used by the company within this disclosure. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define this measure differently.

Free cash flow is defined as GAAP net cash provided by operating activities (the most directly

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comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the company’s ability to finance its operations and to service its debt.

About Orbital

Orbital develops and manufactures small space systems for commercial, civil government and military customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geostationary and planetary spacecraft for communications, remote sensing and scientific missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense boosters that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

Certain complementary financial and other statistical information as well as non-GAAP financial measures may be provided by the company during the earnings conference call. A transcript of the call will be available within 48 hours on Orbital’s website at http://www.orbital.com/Investor

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995.

Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than those of historical facts included herein, including those related to the company’s financial outlook, goals, business strategy, projected plans and objectives of management for future operations, new order trends and liquidity are forward-looking statements. Such “forward-looking statements” involve unknown risks and uncertainties that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements, expressed or implied by such forward-looking statements. Factors such as general economic and business conditions, availability of required capital, continued government support and funding for key space and defense programs, the financial condition of major customers, product performance, market acceptance of products, services and technologies, and dependence upon long-term contracts with commercial and government customers may impact the company’s revenues, expenses, profit and cash flow from period to period. These factors and others related to the company’s business are described in further detail in the company’s SEC filings, including its Form 10-K, as amended, for the year ended December 31, 2002. Orbital assumes no obligation to update any such forward-looking information.

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ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share data)

	For the Quarter Ended
	June 30,

	2003	2002

Revenues	$158,400	$135,435
Costs of goods sold	136,906	112,383

Gross profit	21,494	23,052

Research and development expenses	1,316	2,242
Selling, general and administrative expenses	15,227	13,568
Settlement expense	3,500	—

Income from operations	1,451	7,242

Other income	79	874
Interest expense	(6,156)	(2,755)

Income (loss) before provision for income taxes	(4,626)	5,361
Provision for income taxes	—	—

Net income (loss)	$(4,626)	$5,361

Net income (loss) per common and dilutive share	$(0.10)	$0.12

Shares used in computing net income (loss) per common share	46,392,000	43,097,000
Shares used in computing net income (loss) per dilutive share	46,392,000	45,502,000

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ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share data)

	For the Six Months Ended
	June 30,

	2003	2002

Revenues	$295,081	$256,147
Costs of goods sold	247,353	213,150

Gross profit	47,728	42,997

Research and development expenses	2,898	3,948
Selling, general and administrative expenses	29,492	26,606
Settlement expense	4,500	—

Income from operations	10,838	12,443

Other income	195	1,090
Interest expense	(12,223)	(5,780)

Income (loss) before provision for income taxes	(1,190)	7,753
Provision for income taxes	—	—

Income (loss) from continuing operations	(1,190)	7,753

Cumulative effect of change in accounting	—	(13,795)

Net loss	$(1,190)	$(6,042)

Net income (loss) per common share :
Income (loss) from continuing operations	$(0.03)	$0.18
Cumulative effect of change in accounting	—	(0.32)

Net loss	$(0.03)	$(0.14)

Net income (loss) per dilutive share :
Income (loss) from continuing operations	$(0.03)	$0.17
Cumulative effect of change in accounting	—	(0.31)
Net loss	$(0.03)	$(0.14)

Shares used in computing net income (loss) per common share	46,074,000	42,636,000
Shares used in computing net income (loss) per dilutive share	46,074,000	44,667,000

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ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2003	2002

ASSETS	(Unaudited)
Cash	$71,778	$43,440
Receivables, net	102,286	135,176
Inventory	15,974	17,136
Other current assets	19,814	19,065

Total current assets	209,852	214,817
Property, plant and equipment, net	84,990	88,751
Goodwill, net	95,293	95,293
Other non-current assets	16,836	17,449

TOTAL ASSETS	$406,971	$416,310

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings	$1,846	$1,854
Accounts payable and accrued expenses	90,069	92,519
Deferred revenues	16,012	28,094

Total current liabilities	107,927	122,467
Long-term debt	116,081	114,833
Other non-current liabilities	3,014	3,856
Allocated losses of affiliate	40,586	40,586
Total stockholders’ equity	139,363	134,568

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$406,971	$416,310

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ORBITAL SCIENCES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Quarter	For the Six
	Ended	Months Ended
	June 30, 2003	June 30, 2003

Net loss	$(4,626)	$(1,190)
Depreciation and amortization	4,021	7,934
Amortization of debt issuance costs and debt discount	1,876	3,627
Changes in assets and liabilities	14,299	17,678
Other	3,278	3,661

Net cash provided by operating activities	18,848	31,710

Net cash used in investing activities – capital expenditures	(2,508)	(4,167)

Repayment of debt and other	(471)	(965)
Net proceeds from issuance of common stock	1,534	1,760

Net cash provided by financing activities	1,063	795

Net increase in cash	17,403	28,338

Cash, beginning of period	54,375	43,440

Cash, end of period	$71,778	$71,778